Exhibit 99.1

AsiaInfo Reports Fourth Quarter and Full-Year 2009 Financial Results

—	Fourth quarter and full-year 2009 total revenues grow 42% year-over-year

—	Exceeding guidance, fourth quarter net revenue (non-GAAP)[1] grows 42% year-over-year; full-year net revenue (non-GAAP) grows 47% year-over-year

—	Meeting guidance, income from continuing operations per basic share is US$0.29

BEIJING/SANTA CLARA, Calif. – January 28, 2010 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA) (“AsiaInfo” or the “Company”), a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the fourth quarter and full-year ended December 31, 2009.

“It was both a historic year and fourth quarter for AsiaInfo,” remarked AsiaInfo President and Chief Executive Officer Steve Zhang. “We recorded 42% year-over-year non-GAAP net revenue growth in the fourth quarter and 47% year-over-year non-GAAP net revenue growth for the year. This is especially noteworthy as it comes on top of nearly 40% full-year non-GAAP net revenue growth in 2008. Additionally, in the fourth quarter we announced a merger agreement with Linkage that upon closing will create a market leader in the IT software and solutions space in China, providing a more comprehensive product and service offering to the telecom operators.”

Mr. Zhang continued, “During the quarter, we announced a contract with China Unicom to build a centralized 3G business management platform which will enable the operator to efficiently coordinate and manage its 3G sales and services nationwide. We also recently announced a contract win to develop a cost-effective IT system for China Mobile’s centralized IT center in Guangzhou and tenders to develop Mobile Number Portability hub platforms for China Mobile and China Unicom to support the trial testing of the government’s MNP Policy in Tianjin and Hainan.”

Fourth Quarter 2009 Financial Results

Total revenues for the fourth quarter of 2009 were US$76.3 million, an increase of 42.1% year-over-year and 20.0% sequentially. Exceeding guidance, net revenue (non-GAAP) for the fourth quarter of 2009 was US$72.3 million, an increase of 41.8% year-over-year and 18.7% sequentially. The year-over-year and sequential increases were primarily driven by the strong demand from all three of China’s major telecom carriers.

Gross margin for the quarter was 57.7%, compared to 53.5% in the year-ago period and 54.6% in the previous quarter. The year-over-year and sequential increases in gross margin were primarily due to a strong contribution from higher-margin software solutions and services. Gross profit as a percentage of net revenue (non-GAAP) was 60.9% in the fourth quarter of 2009, compared to 56.4% in the year-ago period and 57.0% in the previous quarter.

In the fourth quarter of 2009, the AsiaInfo Technologies business unit, which focuses on telecommunications software and services, contributed 80.4% and 80.0% to total revenue and net revenue (non-GAAP), respectively. Total revenues for the AsiaInfo Technologies business unit increased 46.9% year-over-year and 16.7% sequentially to US$61.3 million. Net revenue (non-GAAP) for the AsiaInfo Technologies business unit increased 42.5% year-over-year and 12.4% sequentially to US$57.8 million. The increases in net revenue (non-GAAP) primarily reflect the steady demand from all three major telecom carriers as well as the steady inflow of contract tenders to upgrade and maintain existing installations.

In the fourth quarter of 2009, the Lenovo-AsiaInfo business unit, which focuses on IT security products and services, contributed 19.6% to total revenues and 20.0% to net revenue (non-GAAP). Total revenues for the Lenovo-AsiaInfo business unit increased 25.1% year-over-year and 35.9% sequentially to US$14.9 million. Net revenue (non-GAAP) for the Lenovo-AsiaInfo business unit increased 38.7% year-over-year and 53.1% sequentially to US$14.4 million. The year-over-year increase was mainly due to a high-margin contract signed with a government agency and the sequential increase was partially due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically strongest in the fourth quarter of each year. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

[1]	Net revenue (non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (non-GAAP) to GAAP revenue is provided at the end of this press release.

Total operating expenses for the fourth quarter of 2009 increased 41.5% year-over-year and 21.1% sequentially to US$29.7 million. Sales and marketing expenses for the fourth quarter of 2009 increased 18.2% year-over-year and 11.2% sequentially to US$12.5 million. The year-over-year and sequential increases were mainly due to higher sales commission expenses incurred upon signing new contracts. General and administrative expenses for the fourth quarter of 2009 increased 25.4% year-over-year and 21.8% sequentially to US$4.6 million. The year-over-year increase was largely the result of increases in share-based compensation related to the performance stock unit awards granted to key employees on March 16, 2009 and the non-recurring merger transaction related fee of US$2.1 million. Research and development expenses increased 86.5% year-over-year and 16.2% sequentially to US$12.6 million. This increase primarily reflects a US$3.3 million R&D expense in the fourth quarter related to a government contract from the Company’s Lenovo-AsiaInfo business unit and R&D expenses related to the development of Next Generation Business Operation Support Systems and Next Generation Business Intelligence systems.

Income from operations for the fourth quarter of 2009 was US$14.3 million, an increase of 84.5% year-over-year and 40.4% sequentially. Operating margin of total revenue2 was 18.8% for the fourth quarter of 2009, compared to 14.5% in the year-ago period and 16.0% in the previous quarter. Operating margin of net revenue (non-GAAP)3 for the fourth quarter of 2009 was 19.8%, compared to 15.2% in the year-ago period and 16.8% in the previous quarter. The year-over-year and sequential margin improvements were mainly the result of improving economies of scale and the Company’s continued efforts to improve operational efficiency.

Other income for the fourth quarter of 2009 was US$0.5 million compared to a loss of US$5.1 million in the year-ago period and remained relatively unchanged from the previous quarter. The year-over-year increase was largely due to a non-cash impairment charge of US$6.6 million related to certain short-term investments in stock funds and long-term investments in the fourth quarter of 2008.

In the fourth quarter of 2009, AsiaInfo recorded net income attributable to AsiaInfo Holdings, Inc. of US$13.8 million, or US$0.29 per basic share, compared to US$2.2 million, or US$0.05 per basic share in the year-ago period and US$9.1 million, or US$0.20 per basic share in the previous quarter.

In the fourth quarter of 2009, net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)4 was US$18.4 million or US$0.38 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) in the year-ago period was US$10.2 million or US$0.23 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) in the previous quarter was US$13.0 million or US$0.29 per basic share. Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) increased 80.4% year-over-year and 41.5% sequentially.

As of December 31, 2009, AsiaInfo had cash and cash equivalents and restricted cash totaling US$244.1 million and short-term investments totaling US$41.4 million. Operating cash flow in the fourth quarter of 2009 was a net inflow of US$43.5 million.

Full-year 2009 Financial Results

Full-year 2009 total revenues increased 42.0% year-over-year to US$249.3 million. Full-year 2009 net revenue (non-GAAP) increased 47.4% year-over-year to US$234.1 million. The strong increases were primarily driven by the Company’s ability to capitalize on the telecom sectors 3G rollout in China and subsequent demand for best-of-class IT solutions and services.

[2]	Operating margin of total revenue is operating income divided by total revenue.
[3]	Operating margin of net revenue (non-GAAP) is operating income divided by net revenue (non-GAAP).
[4]	Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) and net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share measures exclude share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, dividend income, gain on discontinued operations and non-recurring merger related expenses. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided at the end of the press release.

Gross margin for full-year 2009 was 54.1%, compared to 50.6% in the year-ago period. The improvement in gross margin reflects a strong execution of the Company’s long-term strategy of providing high-quality IT software and services to their customers, the improving operating results of the Company’s Lenovo-AsiaInfo business unit and a decrease in revenue derived from the sale of third-party hardware. Gross profit as a percentage of net revenue (non-GAAP) for full-year 2009 was 57.7% compared to 55.9% in the year-ago period.

The AsiaInfo Technologies business unit contributed 85.7% and 86.1% to full-year 2009 total revenues and net revenue (non-GAAP), respectively. Total revenues and net revenue (non-GAAP) for the AsiaInfo Technologies business unit increased 45.5% and 50.6% year-over-year to US$213.8 million and US$201.5 million, respectively.

The Lenovo-AsiaInfo business unit contributed 14.3% and 13.9% to full-year 2009 total revenues and net revenue (non-GAAP) respectively. Total revenues and net revenue (non-GAAP) for the Lenovo-AsiaInfo business unit increased 24.1% and 30.2% year-over-year to US$35.6 million and US$32.6 million, respectively. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Total operating expenses for full-year 2009 increased 40.8% year-over-year to US$97.9 million, reflecting the Company’s efforts to expand its customer base and open new market opportunities through continual investment in research and development, and sales and marketing initiatives.

Operating margin of total revenues was 14.9% for full-year 2009, compared to 11.0% in the year-ago period. Operating margin of net revenue (non-GAAP) for full-year 2009 was 15.9%, compared to 12.1% in the year-ago period.

AsiaInfo recorded net income attributable to AsiaInfo Holdings, Inc. of US$35.9 million, or US$0.79 per basic share, for full-year 2009, compared to US$18.8 million, or US$0.42 per basic share, in full-year 2008. Net income attributable to AsiaInfo Holdings, Inc. excluding share-based compensation expense, amortization of acquired intangible assets, impairment loss on investment, dividend income, gain on discontinued operations and non-recurring merger related expenses (net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)) for full-year 2009 was US$49.8 million, or US$1.10 per basic share. Net income (non-GAAP) for full-year 2008 was US$29.1 million or US$0.66 per basic share.

Operating cash flow for the full-year 2009 was a net inflow of US$52.5 million.

First Quarter 2010 Guidance

AsiaInfo expects first quarter 2010 net income from continuing operations per basic share to be in the range of US$0.19 to US$0.20, an increase of 46% to 54% year-over-year. The Company expects first quarter 2010 net revenue (non-GAAP) to be in the range of US$61 million to US$63 million, an increase of 28% to 32% year-over-year. The Company noted that this guidance includes an estimated US$2.7 million merger-related expense.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Software products and solutions	$66,675	$45,556	$211,145	$140,187
Service	5,385	5,169	22,163	17,473
Third party hardware	4,202	2,959	16,031	17,883

Total revenues	76,262	53,684	249,339	175,543

Cost of revenues:
Software products and solutions	24,586	20,038	89,415	62,744
Service	3,683	2,200	9,741	7,285
Third party hardware	3,999	2,709	15,198	16,701

Total cost of revenues	32,268	24,947	114,354	86,730

Gross profit	43,994	28,737	134,985	88,813

Operating expenses:
Sales and marketing	12,480	10,557	44,169	36,220
General and administrative	4,597	3,665	15,588	10,606
Research and development	12,597	6,755	39,446	22,695
Government grant	—	—	(1,342)	—

Total operating expenses	29,674	20,977	97,861	69,521

Income from operations	14,320	7,760	37,124	19,292
Other income:
Interest income	517	1,237	2,215	4,670
Dividend income	—	12	178	545
Gain from sales of short-term investments	—	329	1,210	4,866
Impairment loss on short-term investments	—	(4,634)	—	(4,684)
Impairment loss on long-term investments	—	(2,042)	—	(2,042)
Other income (expenses), net	(5)	14	(36)	(559)

Total other income, net	512	(5,084)	3,567	2,796
Income before provision for income taxes and discontinued operations	14,832	2,676	40,691	22,088
Provision for income taxes	1,468	476	5,261	4,293

Income from continuing operations	13,364	2,200	35,430	17,795

Income from discontinued operations	—	—	—	980

Net income	13,364	2,200	35,430	18,775
Net loss attributable to noncontrolling interest	435	11	429	15

Net income attributable to AsiaInfo Holdings, Inc.	$13,799	$2,211	$35,859	$18,790

Earnings Per Share:
Net income from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.29	$0.05	$0.79	$0.40
Diluted	$0.29	$0.05	$0.77	$0.38
Net income from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	—	—	—	$0.02
Diluted	—	—	—	$0.02
Net income attributable to AsiaInfo Holdings, Inc. common stockholders
Basic	$0.29	$0.05	$0.79	$0.42
Diluted	$0.29	$0.05	$0.77	$0.40
Weighted average shares used in computation:
Basic	46,825,099	43,698,583	45,182,831	44,828,915
Diluted	47,771,540	45,424,511	46,386,278	46,675,694

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As of
	December 31, 2009	December 31, 2008(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$238,553	$172,119
Restricted cash	5,540	12,510
Short term investments-available for sale securities	27,674	28,633
Short term investments-held to maturity securities	13,716
Accounts receivable, net (net of allowances of $2,619 and $2,605 as of December 31, 2009 and December 31, 2008. respectively)	129,646	52,011
Inventories, net	9,535	12,322
Other receivable	2,841	2,813
Deferred income taxes – current	2,968	3,334
Prepaid expenses and other current assets	5,679	5,425

Total current assets	$436,152	$289,167

Long term investments	4,696	4,696
Property and equipment, net	2,989	2,887
Other acquired intangible assets, net	3,818	3,008
Deferred income tax assets – non-current	2,161	2,671
Goodwill	22,262	20,725
Prepaid land use right	9,699

Total Assets	$481,777	$323,154

LIABILITY AND EQUITY
Current Liabilities:
Accounts payable	76,019	13,835
Accrued expenses	21,793	14,235
Deferred revenue	45,547	44,414
Accrued employee benefits	39,403	27,570
Other payables	6,187	5,288
Income taxes payable	2,862	646
Other taxes payable	7,620	6,311
Deferred income tax liability	1,340	934

Total current liabilities	$200,771	$113,233

Unrecognized tax benefits	3,080	1,326
Other long term liabilities	135	135

Total liabilities	$203,986	$114,694

Redeemable noncontrolling interest	1,122

Equity:
Common stock	501	464
Additional paid-in capital	244,838	215,948
Treasury stock, at cost	(27,749)	(27,749)
Accumulated deficit	15,199	(15,566)
Statutory reserve	22,306	17,212
Accumulated other comprehensive income	20,212	18,093

Total AsiaInfo Holdings stockholders’ equity	$275,307	$208,402

Noncontrolling interest(2)	1,362	58

Total equity	276,669	208,460

Total Liabilities and Equity	$481,777	$323,154

(1)	December 31, 2008 balances were derived from audited financial statements.
(2)

Amount in relation to noncontrolling interest (formerly minority interest), as of December 31, 2008 is reclassified in accordance with authoritative accounting guidance adopted by the Company on January 1, 2009.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR OPERATING SEGMENTS (UNAUDITED)

(Amounts in thousands of US$)

	December 31, 2009			Three Months Ended December 31, 2008			September 30, 2009
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$52,359	$14,316	$66,675	$35,634	$9,922	$45,556	$45,660	$9,222	$54,882
Service	5,271	114	5,385	4,864	305	5,169	5,703	145	5,848
Third party hardware	3,719	483	4,202	1,265	1,694	2,959	1,193	1,610	2,803

Total revenues	61,349	14,913	76,262	41,763	11,921	53,684	52,556	10,977	63,533

Cost of revenues:
Software products and solutions	20,374	4,212	24,586	16,814	3,224	20,038	21,217	2,789	24,006
Service	3,625	58	3,683	2,073	127	2,200	2,074	87	2,161
Third party hardware	3,534	465	3,999	1,202	1,507	2,709	1,133	1,540	2,673

Total cost of revenues	27,533	4,735	32,268	20,089	4,858	24,947	24,424	4,416	28,840

Gross profit	33,816	10,178	43,994	21,674	7,063	28,737	28,132	6,561	34,693

Business unit expenses:
Sales and marketing	8,352	4,128	12,480	6,641	3,916	10,557	8,531	2,692	11,223
General and administrative	781	(895)	(114)	684	353	1,037	614	(143)	471
Research and development	8,171	4,426	12,597	5,948	807	6,755	8,162	2,680	10,842
Government grant	—	—	—	—	—	—	(1,342)	—	(1,342)

Total business unit expenses	17,304	7,659	24,963	13,273	5,076	18,349	15,965	5,229	21,194

Contribution profit	$16,512	$2,519	$19,031	$8,401	$1,987	$10,388	$12,167	$1,332	$13,499

Corporate general and administration			4,711			2,628			3,302

Operating profit			$14,320			$7,760			$10,197

Fourth Quarter and Full-Year 2009 Conference Call Details

AsiaInfo management will hold an earnings conference call at 4:00 p.m. Pacific Time / 7:00 p.m. Eastern Time on January 28, 2010 (8:00 a.m. Beijing/Hong Kong Time on January 29, 2010). Management will discuss results and highlights of the quarter and answer questions from investors.

The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-877-538-6619

China Local Number: 400-681-6949

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313#.

A replay of the call will be available until 7:00 p.m. Eastern Time on February 28, 2010 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 800-876-8594

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936#.

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of the AsiaInfo website at www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo’s net revenue (non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (non-GAAP) to GAAP total revenues

	2009 Q4			2008 Q4			2009 Q3
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	57,815	14,448	72,263	40,561	10,414	50,975	51,423	9,437	60,860
Third Party Hardware Costs	3,534	465	3,999	1,202	1,507	2,709	1,133	1,540	2,673

Total Revenues	61,349	14,913	76,262	41,763	11,921	53,684	52,556	10,977	63,533

	2009			2008
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	201,525	32,616	234,141	133,782	25,060	158,842
Third Party Hardware Costs	12,231	2,967	15,198	13,099	3,602	16,701

Total Revenues	213,756	35,583	249,339	146,881	28,662	175,543

(2) Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)

Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investment, dividend income, gain on discontinued operations and non-recurring merger related expenses. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo Holdings, Inc. (non-GAAP)

to GAAP net income attributable to AsiaInfo Holdings, Inc.

	Three Months Ended Dec. 31		Twelve Months Ended Dec.31		2009 Q3
	2009	2008	2009	2008
	(in US dollar thousands)
GAAP net income	13,799	2,211	35,859	18,790	9,065
Adjustments:
- Share based compensation	2,033	919	10,665	3,562	3,593
- Amortization of acquired intangible assets	441	359	1,386	1,589	316
- Impairment loss of investment	—	6,676	—	6,726	—
- Gain on discontinued operations	—	—	—	(980)	—
- Gain on settlement of escrow	—	—	—	—	—
- Non-recurring merger related expenses	2,100	—	2,100	—	—
- Dividend income	—	(12)	(178)	(545)	(4)
Non-GAAP net income	18,373	10,153	49,832	29,142	12,970

(3) Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share is calculated by dividing net income attributable to AsiaInfo Holdings, Inc. (non-GAAP), by the same weighted average shares used in the computation of GAAP net income attributable to AsiaInfo Holdings, Inc. per share. Management believes that net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo Holdings, Inc. per share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo Holdings, Inc (non-GAAP). In addition, net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo Holdings, Inc. (non-GAAP) per share to GAAP net income attributable to AsiaInfo Holdings, Inc. per share

	Three Months Ended Dec. 31		Twelve Months Ended Dec.31		2009 Q3
	2009	2008	2009	2008
	(in US dollar thousands)
GAAP net income Per Basic Share	0.29	0.05	0.79	0.42	0.20
Adjustments:
- Share based compensation	0.04	0.02	0.24	0.08	0.08
- Amortization of acquired intangible assets	0.01	0.01	0.03	0.04	0.01
- Impairment loss of investment	—	0.15	—	0.15	—
- Gain on discontinued operations	—	—	—	(0.02)	—
- Gain on settlement of escrow	—	—	—	—	—
- Non-recurring merger related expenses	0.04	—	0.04	—
- Dividend income	—	—	—	(0.01)	—
Non-GAAP net income Per Basic Share	0.38	0.23	1.10	0.66	0.29

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of January 28, 2010. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; our ability to consummate a business combination with Linkage and successfully integrate its business into ours; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo, please visit www.asiainfo.com.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com